UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2017

Natera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37478	01-0894487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Industrial Road, Suite 410

San Carlos, California 94070

(Address of principal executive offices, including zip code)

(650) 249-9090

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Severance Benefits

On August 15, 2017, the Board of Directors of Natera, Inc. (the “Company”) approved enhanced severance and equity vesting acceleration benefits for its chief executive officer, Dr. Matthew Rabinowitz, and chief technology officer, Mr. Jonathan Sheena, and approved such benefits for its chief financial officer, Mr. Michael Brophy.  Certain of such benefits are triggered by certain involuntary terminations of employment that occur on or after such officer has completed three years of continuous service with the Company.  If an excise tax would be imposed under the Internal Revenue Code on these or other payments received by such officer in connection with a change in control of the Company, such payments may be reduced under certain circumstances.  Such benefits are set forth in a letter agreement to be executed between the Company and each such officer.

Dr. Rabinowitz. With respect to Dr. Rabinowitz, the benefits provided under his existing Amended Employment Agreement entered into as of June 7, 2007, are enhanced by increasing his lump-sum cash severance from an amount equal to 6 months of his base salary to 9 months of his base salary in the event he is subject to an involuntary termination other than in connection with, or within 12 months following, a change in control of the Company, in which case such payment will be equal to 18 months of his base salary.  Further, the Company will pay his monthly premiums under COBRA following an involuntary termination for a period of up to 12 months (up to 18 months in the event such involuntary termination occurs in connection with, or within 12 months following, a change in control of the Company), an increase from a maximum of 6 months under his existing Amended Employment Agreement.  In addition, Dr. Rabinowitz will be eligible to receive accelerated vesting under all equity awards equal to the greater of 50% of the then-unvested shares or forward vesting as if he had provided an additional 12 months of continuous service to the Company, in either case if he is subject to an involuntary termination.

Mr. Sheena. With respect to Mr. Sheena, the benefits provided under his existing Amended Employment Agreement entered into as of June 7, 2007, are enhanced by increasing his lump-sum cash severance from an amount equal to 6 months of his base salary to 12 months of his base salary in the event he is subject to an involuntary termination in connection with, or within 12 months following, a change in control of the Company.  Further, the Company will pay his monthly premiums under COBRA following an involuntary termination for a period of up to 12 months, an increase from a maximum of 6 months under his existing Amended Employment Agreement.  In addition, Mr. Sheena will be eligible to receive accelerated vesting under all equity awards equal to the greater of 50% of the then-unvested shares or forward vesting as if he had provided an additional 12 months of continuous service to the Company, in either case if he is subject to an involuntary termination.

Mr. Brophy. If he is subject to an involuntary termination, Mr. Brophy will be eligible to receive a lump-sum cash severance amount equal to 6 months of his base salary in the event he is subject to an involuntary other than in connection with, or within 12 months following, a change in control of the Company, in which case such payment will be equal to 12 months of his base salary.  Further, the Company will pay his monthly premiums under COBRA following an involuntary termination for a period of up to 12 months.  In addition, Mr. Brophy will be eligible to receive accelerated vesting under all equity awards equal to the greater of 50% of the then-unvested shares or forward vesting as if he had provided an additional 12 months of continuous service to the Company, in either case if he is subject to an involuntary termination.  However, if such involuntary termination occurs in connection with, or within 12 months following, a change in control of the Company, he will be eligible to receive accelerated vesting of all of his then-unvested equity awards.

The foregoing descriptions of the severance benefits for such officers is qualified in their entirety by reference to the full text of the letter agreements which the Company intends to file with the Securities and Exchange Commission as exhibits to its next Quarterly Report on Form 10-Q.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natera, Inc.

By:	/s/ Michael Brophy
Michael Brophy
Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: August 21, 2017

3